Exhibit 99.1

TransDigm and Goodrich Terminate Agreement to Acquire Engine Controls Business

CLEVELAND, Dec. 6, 2012 /PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG) announced today that the Company, its subsidiary, TransDigm Inc., and Goodrich Corporation, a subsidiary of United Technologies Corporation (UTC), have mutually agreed to terminate the previously announced asset purchase agreement between them dated October 25, 2012, pursuant to which TransDigm would acquire the pump & engine control systems business of Goodrich (GPECS), for approximately $236 million in cash.

The termination follows notice by the Department of Justice that it objected to the transaction. Under a consent agreement between UTC and the Department of Justice, approval of the Department of Justice of the transaction was required and was in the Department of Justice’s sole discretion.

W. Nicholas Howley, Chairman and Chief Executive Officer of the Company stated, “The consent agreement between UTC and the Department of Justice, which provided the Department of Justice the right to approve the acquirer of GPECS in its sole discretion, made this an unusual situation and process. We do not believe that this will impact future acquisitions.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Forward-Looking Statements

Statements in this press release that are not historical facts, including statements regarding the impact on future acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements. All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group, including risks associated with regulatory approvals of future transactions. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com

SOURCE TransDigm Group Incorporated